Exhibit 99.1

iGATE Enters Into A New Credit Agreement

Facilities of the agreement set to improve earnings and profitability of the company creating more shareholder value

New Jersey, 25th Nov, 2013: iGATE Corporation (“iGATE” or “the Company”), the first integrated technology and operations company providing outcomes-based solutions today announced that on November 22, 2013 (the “Closing Date”), Pan-Asia iGATE Solutions (“Pan-Asia”), a 100% owned subsidiary of iGATE entered into a credit agreement (the “Credit Facility”) for a secured term loan facility with DBS Bank Ltd and ING Bank N.V., Singapore as mandated lead arrangers and book runners and ING Bank N.V., Singapore, as security agent (the “Security Agent”) for the lenders. The Company, along with several of its 100% owned subsidiaries, has entered into a Guaranty (the “Guaranty”) with the Security Agent, under which the Company has guaranteed all of the obligations of Pan-Asia under the Credit Facility.

The Credit Facility has two components, Facility A and Facility B. Facility A has a commitment amount of $ 270.0 million and an interest rate of LIBOR+3.25% and Facility B has a commitment amount of $90.0 million and an interest rate of LIBOR+2.00%. Facility A will mature 60 months from utilization date while Facility B will mature 9 months from utilization date. The Credit Facility contains customary representations and warranties, events of default and affirmative, negative covenants and financial covenants.

Ashok Vemuri, President and Chief Executive Officer of iGATE said, “We are very happy to announce the signing of a credit agreement which we expect to lower our financial leverage and create shareholder value by refinancing the indebtedness under the Senior Notes and Existing Credit Facilities Agreements. We expect this will result in significant interest savings in the years to come.”

After the Closing Date, the Credit Facility will be available to enable Pan-Asia to repay a capital contribution to its parent company which in turn will be applied to extinguish some of the existing debt of the Company in 2014, subject to the terms of the Credit Facility and the agreements covering our existing debt.

The foregoing description of the Credit Facility and the Guaranty does not propose to be complete and is qualified in its entirety by reference to the full text of the Credit Facility and the Guaranty.

This press release is for informational purposes.

About iGATE

iGATE Corporation is the first integrated technology and operations (iTOPS) company providing full-spectrum consulting, technology and business process outsourcing, and product and engineering solutions on a Business Outcomes-based model. Armed with over three decades of IT Services experience and powered by the iTOPS platform, iGATE’s multi-location global organization has a talent pool of more than 28,000 employees and consistently delivers effective solutions to over 300 companies including Fortune 1000 clients spanning verticals such as: banking and financial services; insurance and healthcare; life sciences; manufacturing, retail, distribution and logistics; media, entertainment, leisure and travel; energy and utilities; public sector; and independent software vendors. Please visit www.iGATE.com for more information. iGATE Corporation is listed on NASDAQ under the symbol “IGTE.”

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Forward-Looking Statements

Statements contained in this press release regarding the business outlook, the expected performance of the Company’s products and services for its clients, and all other statements in this release other than recitation of historical facts are forward-looking statements. Words such as “expect”, “potential”, “believes”, “anticipates”, “plans”, “intends” and other similar expressions are intended to identify such forward-looking statements. Forward-looking statements in the press release include, without limitation, statements regarding the business outlook, and the expected performance of the Company’s products and services for its clients, and other matters that involve known and unknown risks, uncertainties and other factors that may cause results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: difficulties encountered in integrating business; whether certain market segments grow as anticipated; the competitive environment in the information technology services industry and competitive responses to the Company’s acquisition of iGATE Computer; and whether iGATE can successfully provide services/products and the degree to which these gain market acceptance. Furthermore, in connection with the iGATE Computer acquisition, the Company has borrowed significant amounts, including through the issuance of high yield notes, and will need to use a significant portion of its cash flows to service such indebtedness, as a result of which the Company might not have sufficient funds to operate its businesses in the manner it intends or has operated in the past. Additional risks relating to the Company are set forth in the Company’s Annual Report on

Form 10-K for the fiscal year ended December 31, 2012, as well as the Company’s 10-Qs and other reports filed with the Securities and Exchange Commission. Actual results may differ materially from those contained in the forward-looking statements in this press release. Any forward-looking statements are based on information currently available to the Company and it assumes no obligation to update these statements as circumstances change. This document does not constitute an offer to purchase or to sell securities in any jurisdiction.

Media Contact	Investor Contact

Prabhanjan Deshpande “PD”	Salil Ravindran
+91 80 4104 5006	+1 (510) 298-8400
PD@igate.com	Salil.ravindran@igate.com

Regional media contacts

North America	Europe

Anu Kher Gutenberg Communications +1 (646) 775-6301 Anu@gutenbergpr.com	Radha Ahlstrom-Vij Gutenberg Communications +44-75-8424-1132 Radha@gutenbergpr.com

Meagan Ostrowski Gutenberg Communications +1 (212) 810-4394 Meagan@gutenbergpr.com